EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated November 22, 2022, with respect to the consolidated financial statements and internal control over financial reporting, included in the Annual Report of J&J Snack Foods Corp. on Form 10-K for the year ended September 24, 2022. We consent to the incorporation by reference of said reports in the Registration Statements of J & J Snack Foods Corp. on Forms S-8 (File No. 333-258298, File No. 333-221782, File No. 333-178379, File No. 333-111292 and File No. 333-03833).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

November 22, 2022